Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee calculation rule		Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Shares, par value $.0001 per share	457	(o)	(1)	(2)	$50,000,000	0.00014760	$7,380.00
				Total Offering Amounts		$50,000,000		$7,380.00
				Total Fees Previously Paid				$-
				Net Fees Due				$7,380.00

(1)	There are being registered hereunder such indeterminate number of ordinary shares of the registrant (the “Ordinary Shares”) as may be sold by the registrant from time to time at indeterminate prices. The maximum aggregate offering price of all securities sold shall not exceed $50,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) the Ordinary Shares being registered hereunder include such indeterminate number of Ordinary Shares as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	The proposed maximum offering price per Ordinary Share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.